INTERVEST CORPORATION OF NEW YORK
                      STATEMENT SETTING FORTH COMPUTATIONS
                 SHOWING THE RATIO OF EARNINGS TO FIXED CHARGES


                                         Year Ended December 31,

-----------------------------------------------------------------------------------------------------------------------------------
                             1996         1995          1994          1993          1992
                         ----------    ----------    ----------    ----------    ----------
Net income               $  697,000    $  442,000     $  536,000    $  545,000    $  313,000
Add:
     Interest expense (1) 7,922,000     6,975,000      5,246,000     3,944,000     3,364,000
     Provision for
     income taxes           584,000       324,000        403,000       480,000       229,000
                            -------       -------        -------       -------       -------

Earnings                 $9,203,000    $7,741,000     $6,185,000    $4,969,000    $3,906,000
                         ==========    ==========     ==========    ==========    ==========


FIXED CHARGES
INTEREST INCURRED        $7,922,000    $6,975,000    $5,246,000    $3,944,000    $3,364,000
                         ==========    ==========    ==========    ==========    ==========

Ratio of eanrings to
fixed charges                   1.2           1.1           1.2           1.3           1.2
                         ==========    ==========    ==========    ==========    ==========

(1) Includes amortization of deferred debenture offering costs as follows:

       Year Ended
      December 31,
      ------------

          1996      $869,000
          1995      $748,000
          1994      $655,000
